Exhibit 10.1

699 Eighth Street

San Francisco

California 94103

May 2, 2018

Mark Pincus
c/o Zynga Inc.
699 Eighth Street
San Francisco, CA 94103

Re: Membership on the Board of Directors of Zynga Inc.

Dear Mr. Pincus:

In recognition of the conversion (the “Conversion”) of all shares of Zynga Inc.’s (“Zynga”) Class B Common Stock and Class C Common Stock into shares of Class A Common Stock (including any successor, the “Class A Common Stock”), this letter confirms the decision by the Board of Directors of Zynga (the “Board”) to make the following commitments to you.

1.In connection with each annual or special meeting of Zynga’s stockholders at which directors are to be elected (an “Election Meeting”), the Board’s Nominating and Corporate Governance Committee (including any successor committee, the “Nominating Committee”) will, subject to requirements of fiduciary duties under applicable law, recommend you for inclusion on the Board’s slate of nominees at such Election Meeting, unless you are already a director of Zynga at the time of the Election Meeting and your term as a member of the Board does not expire at such Election Meeting.

2.Upon the Nominating Committee’s recommendation that you be included on the Board’s slate of nominees at such Election Meeting, (a) the Board will include you on its slate of nominees; and (b) subject to requirements of fiduciary duties under applicable law, (i) the Board will recommend that Zynga’s stockholders vote, and (ii) Zynga will solicit proxies, in favor of your election as a director at such Election Meeting and otherwise support you for election in a manner no less rigorous and favorable than the manner in which the Board supports its other director nominees.

This letter is effective only upon the Conversion. This letter will terminate on the earliest of (a) the Transfer, other than pursuant to a Permitted Transfer (each as defined below), of more than 45,000,000 shares of Class A Common Stock beneficially owned by you immediately following the Conversion (as adjusted for stock splits and reverse stock splits); (b) your death or Disability (as defined below); (c) the occurrence of a Change in Control (as defined below); or (d) the mutual consent of Zynga and you.

For purposes of this letter:

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of  a merger, consolidation or similar transaction involving (directly or indirectly) Zynga or the capital stock of Zynga and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Zynga immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction; or (ii) more than 50 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of Zynga immediately prior to such transaction.

“Disability” means permanent and total disability such that you are unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether you have suffered a Disability, no Disability shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Transfer” means a Transfer from you, for tax or estate planning purposes, to any of the persons or entities listed in clauses (a) through (c) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to you and/or any other Permitted Transferee established by or for you:

(a)a trust for your benefit or the benefit of persons other than you, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to you, or a trust under the terms of which you have retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as you have sole dispositive power and exclusive Voting Control (as defined below) with respect to the shares of Class A Common Stock held by such trust;

(b)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which you are a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided, however, that in each case you have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust; or

(c)a corporation, partnership or limited liability company in which you directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise have legally enforceable rights, such that you retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, partnership or limited liability company, as the case may be.

If you (i) no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock then held by such trust under clause (a) above, or account, plan or trust under clause (b) above, or (ii) no longer own sufficient shares, partnership interests or membership interests, as applicable, or otherwise no longer have sufficient legally enforceable rights to ensure that you retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock then held by such corporation, partnership or limited liability company under clause (c) above, then all shares of Class A Common Stock then held by such trust, account, plan or trust, corporation, partnership or limited liability company, as applicable, will be considered to have been Transferred by you, and such Transfer will not be considered to be a Permitted Transfer.

“Transfer” of a share of Class A Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following will not be considered a “Transfer”: (a) the granting of a revocable proxy to officers or directors of Zynga at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with Zynga and/or its stockholders that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Corporate Secretary of Zynga, (ii) either has a term not exceeding one year or is terminable by you at any time and (iii) does not involve any payment of cash, securities, property or other consideration to you other than the mutual promise to vote shares in a designated manner; or (c) the pledge of shares of capital stock of Zynga by you that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as you continue to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer.”

“Voting Control” shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of a share of capital stock or other equity interest by proxy, voting agreement or otherwise.

This letter is governed by the laws of the State of Delaware. Any action, suit or proceeding arising out of or relating to this letter will be subject to the exclusive jurisdiction of the federal and state courts located in the State of

Delaware. ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER ARE WAIVED. It is agreed that irreparable injury would result from a breach of this letter and that monetary damages would be inadequate to protect against any actual or threatened beach of this letter. It is also agreed that equitable relief, including injunctive relief and specific performance, without proof of actual damages or the need to post a bond, is appropriate in the event of any actual or threatened breach of this letter. Nothing in this letter is intended to or will confer upon any person or entity (other than you and Zynga) any right, benefit or remedy. Neither this letter nor any of the rights, interests or obligations under this letter may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of Zynga.

***

Very truly yours,
ZYNGA INC.

	By:	/s/ Frank Gibeau
	Name:	Frank Gibeau
ACCEPTED AND AGREED:	Title:	Chief Executive Officer

/s/ Mark Pincus
Mark Pincus